EXHIBIT 99.1

               [LETTERHEAD OF CBL & ASSOCIATES PROPERTIES, INC.]







Investor                                        Media
Contact: Katie Knight                           Contact:    Deborah Gibb
         Director of Investor Relations         Director of Corporate Relations
         (423) 490-8301                         (423) 490-8315


               CBL & ASSOCIATES PROPERTIES ACQUIRES SUPER-REGIONAL
                          MALL IN LAFAYETTE, LOUISIANA

          The Mall of Acadiana Marks CBL's First Property in Louisiana

CHATTANOOGA, Tenn. (July 14, 2005) - CBL & Associates Properties, Inc. (NYSE:
CBL) today announced the acquisition of The Mall of Acadiana in Lafayette, LA. CBL acquired the property from Lafayette Associates. The Company has also entered into an agreement to acquire 14.62 acres and an option agreement to purchase an additional 14.32 acres both located adjacent to the mall. CBL plans to use the land for the future development of an associated center or lifestyle wing.

         "The Mall of Acadiana represents another excellent addition to our existing mall portfolio and brings with it a great opportunity to create long-term value through the future development of both the pre-approved expansion area and the adjacent property. Additionally, the mall presents many opportunities for near-term growth through the implementation of our aggressive specialty-leasing program and through rental rate increases from lease-up and rollover," stated Stephen Lebovitz, president of CBL & Associates Properties, Inc. "We are excited to increase our geographical diversification with our first property in Louisiana and will continue to further this effort through strategic developments and acquisitions."

         The Mall of Acadiana is considered Southern Louisiana's Premier shopping destination, offering shoppers more than 100 retail stores and restaurants including Chico's, Ann Taylor, Talbot's, Coldwater Creek, Banana Republic, Hollister, Nine West, and many more. Anchored by Dillard's, Foley's, Sears and JCPenney, the 997,000-square-foot, single-level mall includes approximately 311,000 square feet of in-line small shop space. Currently 96% occupied, the mall produced sales per square foot of $360 in 2004. The property is located on approximately 73.0 acres and is situated at the intersection of US 167 and Ambassador Caffrey Parkway, approximately five miles south of Interstate
10. Originally built in 1979, the mall was renovated in 1993 and 2004.

         CBL & Associates Properties, Inc. is the fourth largest mall REIT in North America and the largest owner of malls and shopping centers in the Southeast ranked by GLA. Including The Mall of Acadiana, CBL owns, holds interests in or manages 173 properties, including 72 enclosed regional malls. The properties are located in 30 states and total 75.7 million square feet including 2.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has seven projects under construction totaling approximately 1.5 million square feet. The projects include two open-air shopping centers located in Ft. Myers, FL, and Memphis (Southaven, MS), TN,


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CBL Acquires Super-Regional Mall in Lafayette, Louisiana
Page 2
July 14, 2005

three community centers and two expansions. In addition to its office in Chattanooga, TN, CBL has a regional office in Boston (Waltham), MA. Additional information can be found at cblproperties.com.

       Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.


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